DATED October 5, 2012

(1)	liverpool victoria friendly society limited

(2)	arc mccaruk001 llc

AGREEMENT

for the sale of

Unit 1 58/62 Scotch Street

Carlisle

PARTICULARS

DATE	:	2012
SELLER	:	LIVERPOOL VICTORIA FRIENDLY SOCIETY LIMITED an incorporated friendly society with reference 61 COL whose principal office is at County Gates Bournemouth BH1 2NF
BUYER	:	ARC MCCARUK001 LLC a limited liability company registered in the State of Delaware whose registered office is at 2711 Centerville Road Suite 400 Wilmington Delaware 19808 USA
PROPERTY	:	Unit 1 58/62 Scotch Street Carlisle described in more detail in Schedule 1
PRICE	:	ONE MILLION SIX HUNDRED THOUSAND POUNDS (£1,600,000)
COMPLETION DATE	:	30 October 2012 subject to clause 3.5 of this agreement
SELLER'S SOLICITORS	:	Lawrence Graham LLP whose registered office is at 4 More London Riverside London SE1 2AU (Ref: ELM/L563/290)
BUYER'S SOLICITORS	:	Trowers & Hamlins LLP of 3 Bunhill Row London EC1Y 8YZ (Ref: JCA/ARC/01)

THIS AGREEMENT is made on the date and between the parties specified in the Particulars

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement unless the context otherwise requires the following terms shall have the following meanings:

"Actual Completion"	the date on which completion of the sale and purchase of the Property pursuant to this agreement actually takes place

"Completion"	the later of the Completion Date and Actual Completion

"Land Registry"	Her Majesty's Land Registry as referred to in section 99 of LRA 2002

"Letting Documents"	the deeds and documents referred to in Schedule 3

"LRA 2002"	the Land Registration Act 2002

"Particulars"	the section at the beginning of this agreement headed "Particulars" which forms part of this agreement (and the definitions set out in the Particulars shall have the meanings specified therein)

"Planning Acts"	the "Consolidating Acts" as defined in the Planning (Consequential Provisions) Act 1990 and any other legislation relating to town and country planning in force from time to time

"Schedule"	a schedule to this agreement

"Standard Conditions"	the Standard Commercial Property Conditions (Second Edition)

"Tenancies"	the tenancies and other rights of occupation arising under or by virtue of the Letting Documents

"Tenants"	the tenants or other occupiers of the Property in whom the Tenancies are vested and references to "Tenant" "relevant Tenant" and "relevant Tenants" shall be construed accordingly

"VAT"	value added tax as referred to in the VAT Act or any tax of a similar nature which may be substituted for or levied in addition to it

"VAT Act"	the Value Added Tax Act 1994

"Working Day"	any day (other than a Saturday or a Sunday) on which clearing banks in the City of London are actually open for banking business during banking hours and references to "Working Days" shall be construed accordingly

1.2	In this agreement unless the context otherwise requires:

1.2.1	words importing one gender include any other gender and words importing the singular number include the plural number and vice versa and any reference to a person includes a reference to a company authority board department or other body

1.2.2	unless otherwise expressly stated all references to a clause or schedule mean a clause of or schedule to this agreement

1.2.3	any reference to a statute (whether specifically named or not) or a section of a statute shall include any amendment or modification or re-enactment of such statute for the time being in force and all instruments orders notices regulations directions guidance codes of practice bye-laws permissions and plans for the time being made issued or given under or deriving validity from the same

1.2.4	the table of contents and headings and titles to clauses are for convenience only and shall not affect the construction or interpretation of this agreement

1.2.5	unless otherwise expressly stated all references to an Annex mean the Annex (if any) so marked and forming part of this agreement and signed by or on behalf of each of the parties hereto by way of identification

1.2.6	at any time when any party to this agreement comprises two or more persons all references to such party shall include all or any number of such persons and obligations expressed or implied to be made by or with any of them shall be deemed to be made by or with all or any two or more of such persons jointly and each of them severally

1.2.7	any obligation on a party to do any act matter or thing includes an obligation to procure that it be done and any obligation on a party not to do or omit to do any act matter or thing includes an obligation not to permit or suffer such act matter or thing to be done or omitted to be done by any person under its control

2.	SALE AND PURCHASE OF THE PROPERTY

2.1	The Seller agrees to sell and the Buyer agrees to buy the Property for the Price

2.2	The consideration for any supply made by the Seller under this agreement is exclusive of any VAT which is or becomes chargeable thereon and if any such sum is or becomes so payable the Buyer shall upon demand pay the same to the Seller

3.	COMPLETION

3.1	The purchase of the Property shall be completed on the Completion Date at the offices of the Seller's Solicitors or where they may reasonably direct when the Buyer shall pay the Price (less the Deposit) and any other monies (including any VAT) then payable under the terms of this agreement upon being provided a valid VAT invoice by the Seller

3.2	If:

3.2.1	the money due on completion is received by the Seller's Solicitors' bankers after 3pm or

3.2.2	completion takes place after 3pm on a Working Day or

3.2.3	takes place on any day other than a Working Day

then for the purpose of Standard Conditions 8.3 and 9.3 the date of Actual Completion shall be deemed to be the next Working Day

3.3	The Buyer shall not be entitled to delay completion solely on the ground that the Seller is unable to provide the appropriate form of discharge or release in relation to any financial charges to which the sale is not subject but will accept an undertaking from the Seller's Solicitors on Completion to remit the completion monies towards the discharge of financial charges (if any) and to send the Buyer the appropriate form of discharge and release immediately upon receipt from the appropriate chargee or chargees

3.4	Unless any monies due to the Seller on exchange or Completion are remitted to the Seller or the Seller's Solicitors from a client account in the name of the Buyer's Solicitors the Seller shall not be obliged to accept such monies (and any such payment shall not be treated as a payment made in accordance with the terms of this agreement) unless the Buyer shall previously have supplied such evidence as shall be required by the Seller or the Seller's Solicitors regarding the identity of the Buyer and the source of its funds for entering into this agreement or completing its purchase of the Property with a view to avoiding any breach of the Money Laundering Regulations 2007 the Terrorism Act 2000 the Financial Services and Markets Act 2000 or the Proceeds of Crime Act 2002 or any subordinate legislation

3.5	In the event that the Buyer wishes to effect the purchase of the Property prior to the 30 October 2012 the Buyer may serve written notice on the Seller and the Seller's Solicitors specifying the date for completion of the purchase of the Property (being not less than three Working Days from the date of service of the notice) ("the Amended Completion Date") in which case for the purposes of this agreement the Completion Date shall be deemed to be the Amended Completion Date

4.	STANDARD CONDITIONS

4.1	The Standard Conditions apply to this agreement with the variations set out in this clause but in the event of any conflict between the express terms of this agreement and the Standard Conditions the former shall prevail

4.2	Standard Condition 1.1.1(e) shall be deleted and replaced by the following:

"contract rate" means 3% per annum above the base lending rate for the time being of Barclays Bank plc calculated on a day to day basis"

4.3	In Standard Condition 4.1.4 the words "otherwise than by effluxion of time" shall be added after the words "if the lease ends"

4.4	In Standard Conditions 4.2.4 and 4.2.7(b)(ii) the number "10" shall be replaced by the number "5"

4.5	Standard Conditions 6.1 6.2 6.3.1 6.3.3 and 6.6 shall be deleted

4.6	In Standard Condition 9.3.4 the words "may give notice to the buyer before the date of actual completion that it will" shall be deleted and replaced by the words "shall be entitled to" and the words "if applicable" shall be added to the end of Standard Condition 9.3.4

4.7	Standard Condition 1.4 shall be deleted

5.	COVENANTS FOR TITLE

For the purposes of the Law of Property (Miscellaneous Provisions) Act 1994 the Seller sells with full title guarantee and the transfer of the Property shall be in the form annexed hereto and shall have effect as if it is expressly made subject to all matters covered by clause 11

6.	TITLE

6.1	Title to the Property has been deduced to the Buyer's Solicitors before the date of this agreement and the Buyer shall be deemed to have accepted such title and shall not be entitled to raise any objection or requisition concerning such title

6.2	In the event that the Transfer of the Property is one to which the requirement for registration applies pursuant to sections 4 or 5 of LRA 2002 or is a disposition which is required to be completed by registration pursuant to section 27 of LRA 2002 the Buyer shall procure that the Transfer of the Property shall be so registered in accordance with LRA 2002 and shall indemnify and keep indemnified the Seller from and against all actions proceedings costs claims losses and liability arising as a result of any failure to do so

7.	MATTERS AFFECTING THE PROPERTY

The Property is sold subject to and (as the case may be) with the benefit of:

7.1	the entries on the Property and Charges Registers of the Title Number(s) referred to in Schedule 1 (except mortgages (if any))

7.2	the documents (if any) specified in Schedule 2

7.3	the Letting Documents

Full details of the above matters have been supplied to the Buyer's Solicitors before the date of this agreement and the Buyer shall be deemed to purchase with full knowledge and notice of them and shall not raise any objection or requisition concerning such matters save in respect of any such matters arising out of the Buyer's pre-completion searches at the Land Registry such searches being those as a prudent buyer would undertake prior to Completion.

8.	COVENANTS TO BE INCLUDED IN THE TRANSFER

8.1	The transfer of the Property shall be in the form of the transfer annexed hereto

8.2	The Transfer shall be engrossed by the Seller's Solicitors and executed in original and counterpart

9.	INSURANCE

9.1	The Seller shall maintain its existing insurance in force until Completion and cancel the insurance of the Property as soon as practicable after Completion

9.2	In so far as the Seller has been reimbursed by any Tenant with the premium for the insurance of the Property for a period after Completion the Seller shall repay or allow to the relevant Tenant any refund of premium it obtains following the cancellation of such insurance

9.3.1	If on or before Completion the Property is damaged or destroyed by any of the risks insured against by the Seller the following provisions of this clause 9.3 shall apply

9.3.2	The Seller shall use its reasonable endeavours to procure payment of the insurance monies by the insurers in relation to any such damage or destruction

9.3.3	Subject to clause 9.3.4 all insurance monies actually paid by the insurers to the Seller (excluding payments for loss of rent for any period prior to Completion) shall be held upon trust for the Buyer and paid to the Buyer on Completion

9.3.4	The Seller shall apply any insurance monies received by it prior to Completion (excluding payment for loss of rent for any period prior to Completion) towards the reinstatement or rebuilding of any such damage or destruction only if:

9.3.4.1	and to the extent that there is a contractual obligation on the Seller to do so in any of the Letting Documents or a statutory obligation to do so and then only in liaison with and with the agreement of the Buyer (such agreement not to be unreasonably withheld or delayed) or

9.3.4.2	the Buyer directs the Seller to do so

9.3.5	The Seller shall upon Completion assign all its rights to the proceeds of such claims (except any claims for payments for loss of rent for any period prior to Completion) to the Buyer insofar as the same are assignable and shall notify the insurers upon Completion that all insurance monies are (except as aforesaid) payable to the Buyer and in the meantime the Seller shall not without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) settle or compromise any claim with the insurers

9.4	The Buyer shall not be entitled to refuse to complete the purchase of the Property by reason of damage to or destruction of the Property

10.	APPORTIONMENT OF RENT

10.1	In this clause:

10.1.1	"Rent" shall mean all sums reserved as rents (except service charges VAT and insurance premiums) under the Tenancies

10.1.2	"Date of Actual Payment" shall mean the date ten Working Days after the Rent for the relevant Tenancy has been received by the Seller (if such Rent has not been received by the Seller in cleared funds at least two Working Days prior to Actual Completion)

10.2	Rent paid in advance shall be apportioned with effect from Actual Completion so that the Seller shall pay or allow to the Buyer on Completion or (if later) the Date of Actual Payment the total of:

A	x (B + 0.5)
365

for each such Tenancy where:

A	(subject to any outstanding rent review) is the annual Rent reserved by that Tenancy at Completion and

B	is the number of days from but excluding Actual Completion to but excluding the date when the next instalment of the Rent under that Tenancy is due

11.	ARREARS

11.1	For a period of 6 months following Actual Completion the Buyer shall use all reasonable endeavours to recover from the Tenants any arrears of rent, insurance premiums and any other sums of any description payable by the Tenants at the Property for the period up to and including Actual Completion and within 10 Working Days of receipt of the same shall account to the Seller for the said arrears.

11.2	During the period of 6 months following Actual Completion the Buyer shall give to the Seller monthly updates in writing in respect of the Buyer's progress in collecting the arrears.

11.3	The Seller shall have no right to pursue any arrears nor take any action claim or proceedings against any Tenant if after a period of 6 months from and including Actual Completion the Buyer has not accounted to the Seller for arrears under clause 11.1 and furthermore the Seller shall not be entitled to require that the right to pursue any arrears in respect of the period prior to Actual Completion be assigned by the Buyer to the Seller.

12.	LOCAL LAND CHARGES NOTICES ORDERS AND OTHER MATTERS

The Property is sold subject to the following:

12.1	all Local Land Charges whether registered before or after the date of this agreement and all matters capable of registration as Local Land Charges whether coming into existence before or after the date of this agreement

12.2	all notices orders demands proposals or requirements served or made by any local or other public or competent authority or government department whether before or after the date of this agreement

12.3	all actual or proposed orders directions notices charges restrictions conditions agreements or other matters arising under the Planning Acts whether before or after the date of this agreement

12.4	where the whole or part of the Property is registered all matters which are unregistered interests which override registered dispositions under schedule 3 (as amended by schedule 12) of LRA 2002

12.5	all existing wayleave consents rights privileges easements liabilities (including drainage and other service rights or easements) and quasi or reputed easements affecting the Property

12.6	all other matters whatsoever affecting the Property which are capable of discovery by searches or enquiries or by inspection or survey and whether or not such searches or enquiries inspection or survey have in fact been made by or on behalf of the Buyer.

13.	REPRESENTATIONS

The Seller and the Buyer acknowledge that this agreement constitutes the entire contract between them to the exclusion of any preceding statement or representation whether oral written or implied or whether contained in any advertisement particulars or other matters issued or in any correspondence entered into by the Seller or its employees or agents with the Buyer or its employees or agents and the Buyer acknowledges that it has not entered into this agreement in reliance upon any such statement or representation other than those (if any) given in writing by the Seller's Solicitors in response to written enquiries submitted by the Buyer's Solicitors prior to the date of this agreement

14.	NON-ASSIGNMENT AND NON-MERGER

14.1	The Buyer shall not be entitled to transfer the benefit of this agreement

14.2	The Seller shall not be required to transfer the Property in parts or to any person other than the Buyer at the Price

14.3	Despite Completion the provisions of this agreement shall remain in full force and effect in so far as they remain to be observed and performed

14.4	The Buyer shall not sell or otherwise dispose of nor enter into any agreement for sale or other disposition of any interest in the whole or any part or parts of the Property before the expiry of three Working Days after Completion

15.	NOTICES

15.1	Any notice to be served on or communication to be sent to any party to this agreement shall be in writing and shall only be regarded as properly served or sent if served or sent to the persons and the addresses specified in clause 15.3 by:

15.1.1	personal delivery on a Working Day or

15.1.2	pre-paid special or recorded delivery mail

15.2	Notices and communications shall be deemed to have been served or received as follows:

15.2.1	in the case of personal delivery on the date of delivery unless delivered after 4 pm (in which case delivery shall be treated as having been made on the next Working Day)

15.2.2	in the case of pre-paid special or recorded delivery mail on the second Working Day after the notice or communication is posted

15.3.1	Notices and communications to the Seller shall be addressed to the Seller's Solicitors at their address and quoting the reference specified in the Particulars

15.3.2	Notices and communications to the Buyer shall be addressed to the Buyer's Solicitors at their address and quoting the reference specified in the Particulars

16.	VARIATIONS TO THIS AGREEMENT

16.1	This agreement constitutes the entire contract between the parties and there are no other arrangements between the parties relating to the subject matter of this agreement

16.2	Save as provided in clause 16.3 any variations to this agreement shall be set out in a formal written agreement and signed by the parties agreeing such variations

16.3	Any additional conditions or variations to this agreement which are agreed in correspondence between the parties to this agreement (or their respective solicitors with their authority) must make express reference to this clause (unless a provision in this agreement allows for such additional conditions or variations to be agreed between the parties in which case reference need only be made to the appropriate provision in this agreement) in order to be valid and binding on the parties

17.	LAW AND JURISDICTION

17.1	This agreement is governed by English law and the parties to this agreement submit to the non-exclusive jurisdiction of the English courts

17.2	In this clause 17.2 "Opinion Letter" means a letter from a suitably qualified attorney who is qualified and practices in the country of domicile of the Buyer (or of any one or more party constituting the Buyer) and is not an employee of the Buyer (or of any such party) and which shall be:

17.2.1	in a form prepared at the request and expense of the Buyer but which shall have first been approved by the Seller (such approval not to be unreasonably withheld or delayed) and

17.2.2	addressed to the Seller and (if the Seller so requires) its mortgagee

17.3	If:

17.3.1	the Buyer (or any one or more party constituting the Buyer) is a person who is ordinarily resident outside the United Kingdom or is a company incorporated outside the United Kingdom and

17.3.2	this agreement provides for the Buyer to give covenants in the transfer of the Property the Buyer shall procure that an Opinion Letter as to the valid execution and enforceability of the transfer shall be given to the Seller by the date two Working Days before the Completion Date and (if the Buyer fails to do so) the Seller shall not be obliged to complete until the second Working Day after the Opinion Letter has been given to the Seller and the Buyer shall be deemed to be in default in performing its obligations under this agreement

18.	INCORPORATION OF SCHEDULES

The provisions of the Schedules apply to this agreement

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

19.1	Unless the right of enforcement is expressly provided for in this agreement a person who is not a party to this agreement may not by virtue of the Contracts (Rights of Third Parties) Act 1999 enforce any of its terms

19.2	Except to the extent that there is express provision in this agreement to the contrary the parties may by agreement rescind or vary this agreement without the consent of any such person

20.	CONFIDENTIALITY

20.1	Subject to clause 20.2 no party to this agreement shall without the prior written consent of each of the others disclose or publish or cause disclosure or publication of the existence and/or financial terms of this agreement and each party shall keep all such information confidential

20.2	The parties to this agreement shall not be prevented from disclosing the existence or financial terms of this agreement:

20.2.1	where disclosure is required in order to comply with a statutory requirement or the requirements of any lawful authority or the rules of the Securities and Exchange

Commission, the London Stock Exchange or an order of the English court or court of Jersey

20.2.2	to any professional adviser who shall agree to keep such information confidential

20.2.3	in order to notify the Tenants of the completion of the sale and purchase and

20.2.4	by way of a press release including the purchase price and address of the Property but not including:

20.2.4.1	the Seller's identity;

20.2.4.2	any reference to Threadneedle Property Investments Limited or any of its associated companies or any company containing the word "Threadneedle" in its company name; or

20.2.4.3	any reference to Zurich Assurance Limited or any of its associated companies or any company containing the word "Zurich" in its company name.

20.3	The Buyer shall not make an application to Land Registry to enter an agreed notice (as defined in LRA 2002) in respect of this agreement and for the avoidance of doubt the Seller shall not be required to make or consent to the making of an application to Land Registry to enter such an agreed notice and the Buyer acknowledges that the entering into of this agreement by the Seller does not constitute such a consent

20.4	If the Buyer shall make an application to enter a caution against first registration or a unilateral notice (as defined in LRA 2002) in respect of this agreement the Buyer shall not submit to Land Registry either the original or a copy of this agreement

21.	CAPITAL ALLOWANCES

21.1	Defined terms

For the purposes of this clause:

21.1.1	CAA 2001 means the Capital Allowances Act 2001

21.1.2	Fixtures means all plant and machinery installed or otherwise fixed in or to the Property and treated in law as part of the same

21.2	No prior claim

The Seller:

21.2.1	warrants that it has not previously made a claim and undertakes that it shall not make a claim for capital allowances under Part 2 of CAA 2001 and

21.2.2	warrants that it is not required to bring a disposal value into account for capital allowances purposes in respect of any of the Fixtures

22.	NOTICES

Any notices to be served on the Buyer under this agreement should be sent to ARC Global Trust Inc.at 405 Park Avenue, 15th Floor, New York, NY 10022 (for the

attention of Brian Block) and with a copy to Moor Park Capital Partners LLP at York House 45 Seymour Street  London W1H 7JT (for the attention of Graydon Butler)

SIGNED BY the parties to this agreement or their duly authorised representatives on the Date specified in the Particulars

SCHEDULE 1

The Property

ALL THAT freehold land and property known as Unit 1 58/62 Scotch Street Carlisle and which is registered at Land Registry with absolute title under Title Number CU46679

SCHEDULE 2

Documents to which the Property is sold subject

No.	Date	Document	Parties
1.	01.06.1990	Party Wall Agreement	(1) Dunedin Property Development Company (Retail) Limited (2) Liverpool Victoria Trustees Limited

SCHEDULE 3

Letting Documents

Lease of Unit 1

No.	Date	Document	Parties
1.	21.03.1989	Agreement for lease	(1) Dunedin Property Development Company Limited (2) McDonald's Property Company Limited
2.	29.09.1989	Lease	(1) Liverpool Victoria Trustees Limited (2) McDonald's Property Company Limited
3.	16.01.1990	Licence to alter	(1) Liverpool Victoria Trustees Limited (2) McDonald's Property Company Limited
4.	26.04.1994	Rent review memorandum	(1) Liverpool Victoria Friendly Society Limited (2) McDonald's Property Company Limited
5.	17.11.1999	Rent review memorandum	(1) Liverpool Victoria Friendly Society Limited (2) McDonald's Property Company Limited
6.	15.01.2003	Licence to sub-underlet	(1) Liverpool Victoria Friendly Society Limited (2) McDonald's Property Company Limited (3) McDonald's Restaurants Limited (4) HBN Restaurants Limited
7.	17.01.2003	Deed of variation	(1) McDonald's Restaurants Limited (2) HBN Restaurants Limited (3) Christopher John Nicholls
8.	22.01.2003	Notice of deed of variation
9.	10.12.2003	Licence to assign

(1)  Liverpool Victoria Friendly Society Limited

(2)  McDonald's Property Company Limited

(3)  McDonald's Real Estate Company No. 1 Limited

(4)  McDonald's Real Estate LLP

(5)  McDonald's Restaurants Limited

10.	06.02.2004	TP3	(1) McDonald's Property Company Limited

			(2) McDonald's Real Estate Company No. 1 Limited
11.	06.02.2004	TP3	(1) McDonald's Real Estate Company No. 1 Limited (2) McDonald's Real Estate Limited Liability Partnership
12.	25.03.2004	Notice of assignment
13.	25.11.2004	Rent review memorandum	(1) Liverpool Victoria Friendly Society Limited (2) McDonald's Property Company Limited
14.	15.06.2007	Licence to carry out works	(1) Liverpool Victoria Friendly Society Limited (2) McDonald's Real Estate LLP (3) McDonald's Restaurants Limited
15.	22.10.2009	Rent review memorandum	(1) Liverpool Victoria Friendly Society Limited (2) McDonald's Property Company Limited

Substation lease

No.	Date	Document	Parties
1.	03.07.1989	Lease	(1) Liverpool Victoria Trustees Limited (2) North Western Electricity Board

SCHEDULE 4

VAT

1.1	The parties to this agreement intend that Article 5 of the Value Added Tax (Special Provisions) Order 1995 ("the Order") shall apply to the supply of the Property and shall use all reasonable endeavours to secure that under Article 5 of the Order the sale of the Property is treated as neither a supply of goods nor a supply of services for the purposes of VAT

1.2	The Seller warrants and undertakes that:

1.2.1	it (or the representative member of the VAT Group to which the Seller belongs) is registered for VAT purposes and

1.2.2	it has used and will until Actual Completion use the Property for carrying on the business of letting in return for rental income and none of the Tenants are members of the VAT group to which the Seller belongs and

1.2.3	it (or a relevant associate for the purposes of paragraph 3 of Schedule 10 to the VAT Act or a relevant group member for the purposes of paragraph 21 of Schedule 10 to the VAT Act) has exercised the option to tax the Property and notified the option within the allowed time pursuant to Part 1 Schedule 10 to the VAT Act and

1.2.4	the Property is not a capital item to which Part XV of the VAT Regulations 1995 applies, or being such an item, the period of adjustment ascertained in accordance with regulation 114 of the VAT Regulations 1995 has expired

1.3	The Buyer represents warrants and undertakes:

1.3.1	that following Actual Completion the Buyer will use the Property for carrying on the business of letting in return for rental income

1.3.2	that the Buyer is already or as a result of the transfer of the Property will immediately become a taxable person for the purposes of VAT (and if not already registered for VAT purposes will immediately apply to be so registered and will provide the Seller with a copy of the Buyer's application to so register)

1.3.3	to comply in all respects with the provisions of Articles 5(2) and 5(2A) of the Order by submitting by the relevant date (as defined in Article 5(3) of the Order) an option to tax which has effect on or before the relevant date and prior to Completion to provide to the Seller:

1.3.3.1	a copy of the notification of the option to tax;

1.3.3.2	the acknowledgement of receipt of the option to tax by the Commissioners if received by the Buyer prior to Completion

1.3.4	not to revoke the option to tax referred to above or otherwise render it ineffective for the purposes of the transfer of the Property within the terms of Article 5 of the Order

1.3.5	that Article 5(2B) of the Order does not apply to the Buyer

1.3.6	that the Buyer is not purchasing the Property as nominee or otherwise with the intention of holding it for the benefit of another person

1.4	The Seller and the Buyer shall comply with the provisions of section 49 of the VAT Act and regulations made thereunder in respect of VAT records relating to the business and assets required to be preserved under paragraph 6 of schedule 11 of the VAT Act and whichever party retains the records shall preserve the said records in safe custody for such period as may be required by law

1.5	If on Actual Completion the Buyer has breached any representation or warranty or failed to comply with any undertaking given in paragraph 1.3 of this Schedule, resulting in the supply of the Property being subject to VAT, or the Commissioners have otherwise determined in writing that VAT is payable in respect of the supply of the Property, the Buyer shall on Actual Completion pay to the Seller's Solicitors an amount equal to the VAT on the Price and the Seller shall issue to the Buyer a valid VAT invoice in respect of the taxable supply of the Property (or any part thereof) pursuant to this agreement

1.6	If after Actual Completion the Commissioners determine in writing that VAT is payable in respect of the supply of the Property the Buyer shall pay such VAT in addition to the balance of the Price within seven days of delivery of the Seller's tax invoice in respect thereof together with (and in addition thereto) any amount due to the Commissioners by way of penalty or interest payable by the Seller if the same arise by reason of a breach by the Buyer of a warranty or undertaking in paragraph 1.3 of this Schedule 4

SCHEDULE 5

Special Conditions

 None

Signed by                                                         /s/ Neil Bisset

duly authorised for and on behalf of           /s/ Joseph Vullo

THE SELLER

Signed by                                                         /s/ Jesse C. Galloway

duly authorised for and on behalf of

THE BUYER

APPENDIX 1

FORM OF TRANSFER